Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

This Amendment No. 1 to Purchase Agreement (this “Amendment”) is dated as of July 1, 2017 and is effective as of the Closing (as defined in the Purchase Agreement described below) by and among Estenson logistics, llc, a Delaware limited liability company (the “Company”), ESTENSON LOGISTICS, LLC, a Nevada limited liability company (“Seller”), HUB GROUP TRUCKING, INC., a Delaware corporation (“Purchaser”), TIMOTHY J. ESTENSON, an individual (“Mr. Estenson”), TIMOTHY J. ESTENSON AND TRACI M. ESTENSON, TRUSTEES OF THE TIMOTHY J. ESTENSON AND TRACI M. ESTENSON TRUST, dated February 25, 2003 (the “Estenson Trust”), PAUL A. TRUMAN, an individual (“Mr. Truman”), THE PAUL A. AND KRISTEN TRUMAN LIVING TRUST 2009, dated August 6, 2009 (the “Truman Trust” and together with Mr. Estenson, Estenson Trust and Mr. Truman, the “Equityholders”) and Truline Corporation, a Nevada corporation (“Truline”).

R E C I T A L S

WHEREAS, the Company, Seller, Purchaser, the Equityholders and Truline are parties to that certain Purchase Agreement, dated as of May 25, 2017 (the “Purchase Agreement”); and

WHEREAS, the Company, Seller, Purchaser, the Equityholders and Truline desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.             Amendment of Section 1.2 of the Purchase Agreement. (a) The following are added as defined terms in Section 1.2 of the Purchase Agreement, which new defined terms shall be added in alphabetical order as they relate to the other defined terms in Section 1.2 of the Purchase Agreement.

“Drug Plan” means the Estenson/Truline Self-Insured Employee Prescription Drug Plan – Policy 9993088.

“HRA Balance” means the amount accrued as of the close of business on the day immediately prior to the Closing Date for Transferred Employees under the HRA Plan and included as a Current Liability in the Final Net Working Capital Calculation.

“HRA Claim” means a claim with respect to a Transferred Employee that (i) was incurred (within the meaning of Section 14.3(a)) prior to the Closing Date, (ii) is payable under the HRA Plan, (iii) the Liability for which is retained by Seller pursuant to Section 14.3, and (iv) is included as a Current Liability in the Final Net Working Capital Calculation.

“HRA Offset” means an amount, if any, equal to the total HRA Claims paid by Seller after the Closing Date; provided, however, that in no event shall the HRA Offset exceed the HRA Balance.

“HRA Plan” means the Truline Corporation Choice Fund Open Access Plus HRA Plan.

“Payroll Deposit Account” means Seller’s payroll bank account.

“TruScripts Rebates” shall mean all cash amounts received from TruScripts pursuant to the Drug Plan for rebates under the Drug Plan for all periods covered by the 2016-2017 policy year of the Drug Plan ending on or before the Closing Date relating to claims under the Drug Plan incurred prior to the Closing Date.

(b)          The definition of Current Liabilities in Section 1.2 of the Purchase Agreement is hereby amended by adding the following to the end thereof: “; provided further, that the HRA Balance will constitute a Current Liability”

(c)          The definition of “Retained Liabilities” in Section 1.2 of the Purchase Agreement is hereby amended by adding the Liabilities described in Schedule A attached hereto to the end of such definition.

(d)          The definition of “Target Net Working Capital” in Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Target Net Working Capital” means $17,224,000.”

2.             Amendment of Schedule 2.1 of the Purchase Agreement. Schedule 2.1 of the Purchase Agreement is hereby amended by adding the assets identified on Schedule B attached hereto to the end of such Schedule.

3.             Amendment of Section 2.2(a)(i) of the Purchase Agreement. Section 2.2(a)(i) of the Purchase Agreement is hereby amended and restated in its entirety to read:

“(i) Two Hundred Sixty Seven Million Dollars ($267,000,000) minus the Maximum Aggregate Earnout Payments (i.e., $6,000,000) (the “Base Purchase Price”);”

4.             Amendment of Section 2.4 of the Purchase Agreement. The lead-in clause of Section 2.4 of the Purchase Agreement is hereby amended and restated in its entirety to read:

“At the Closing, unless the Closing Date is not a Business Day in which case payment under this Section 2.4 shall occur on the next Business Day following the Closing Date, Purchaser shall pay an amount equal to the Estimated Closing Cash Purchase Price as follows:”

5.             Amendment of Section 3.3(a) of the Purchase Agreement. Section 3.3(a) of the Purchase Agreement is amended and restated in its entirety to read:

“The payments to be delivered by Purchaser pursuant to Section 2.4 (unless the Closing Date is not a Business Day, in which case the payments pursuant to Section 2.4 shall be delivered by Purchaser on the next Business Day following the Closing Date);”

6.             New Section 2.12 of the Purchase Agreement. A new Section 2.12 is hereby added to the Purchase Agreement as follows:

“2.12 Miscellaneous Adjustments. On or before the Closing Date, Seller shall have deposited or maintained in the Payroll Deposit Account sufficient funds in an amount equal to (a) the estimated payroll expenses for the Transferred Employees for any period ended prior to the Closing but not due to be paid until July 3, 2017, together with the estimated amount of bonuses due Transferred Employees for the second quarter of 2017, including in each case, the amount of any and all payroll taxes relating to the foregoing amounts for which Seller would otherwise be responsible if such amounts were paid by Seller to the Transferred Employees plus (b) the estimated payroll expenses for the Transferred Employees for the period beginning after the Closing and due to be paid on July 10, 2017, including the amount of any and all payroll taxes relating to the foregoing amounts (“Post-Closing Payroll Amount”). On behalf of the Company, Seller shall pay from the Payroll Deposit Account the payroll expense (inclusive of taxes, benefit payments, and all other customary expenses historically paid from said Payroll Deposit Account) for the Transferred Employees for the payroll payable on July 3, 2017 and July 10, 2017 (inclusive of bonuses accrued as of June 30, 2017). Purchaser shall cause the Company to reimburse Seller for the Post-Closing Payroll Amount paid to Transferred Employees from the Payroll Deposit Account on or before August 1, 2017. In the event that a jurisdiction has not yet activated the Company’s payroll account, Seller, on behalf of the Company, shall pay from the Payroll Deposit Account the payroll expense (inclusive of taxes, benefit payments, and all other customary expenses historically paid from said Payroll Deposit Account) for the Transferred Employees for the payroll periods after July 10, 2017 for any such jurisdiction until the Company’s account is activated, and the Company shall fund or promptly reimburse Seller for any such amount. The Company shall pay to Seller within ten (10) days of receipt any TruScripts Rebates actually received by the Company.”

7.             Amendment of Section 14.3(a) of the Purchase Agreement. A following is hereby added as a new sentence at the end of Section 14.3(a) of the Purchase Agreement.

“Seller shall be credited with the applicable HRA Offset.”

8.             Amendment of Section 14.5 of the Purchase Agreement. Section 14.5 of the Purchase Agreement is amended and restated in its entirety to read:

“Treatment of Collective Bargaining Agreements and Related Employees. Notwithstanding anything contained herein to the contrary, at the Closing, the Company shall not assume any of the collective bargaining agreements of Seller set forth on Schedule 14.5, and all such collective bargaining agreements shall be Retained Assets and any and all Liabilities arising out of or relating to such collective bargaining agreements shall be Retained Liabilities (including any Liability arising out of or relating to any pension plan with respect thereto). Notwithstanding anything contained herein to the contrary, all of the employees of Seller covered by such collective bargaining agreements and the other employees of Seller set forth on Schedule C hereto shall be retained by Seller and shall not constitute Transferred Employees and any and all Liabilities arising out of or relating to such employees, including any and all Liabilities arising under or in connection with the Multiemployer Plan, shall be Retained Liabilities.”

9.             Amendment of Section 14.6 of the Purchase Agreement. Section 14.6 of the Purchase Agreement is hereby deleted in its entirety.

10.           Amendment of Section 15.5(a) of the Purchase Agreement. Section 15.5(a) of the Purchase Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding anything herein to the contrary, Seller shall be permitted to continue to perform its obligations under Contracts that constitute Retained Assets, as such Contracts are in effect as of the Closing or are subsequently amended with the prior written consent of Purchaser.”

11.           Required Consents. The undersigned acknowledge and agree that as of the Closing Purchaser has not received evidence reasonably satisfactory to it of certain of the required consents listed in Schedule 9.5 of the Purchase Agreement, which consents are listed in Schedule D delivered by Seller to Purchaser concurrently herewith, and therefore the closing condition set forth in Section 9.5 of the Purchase Agreement for the benefit of the Purchaser has not been satisfied. Notwithstanding the failure of such condition to be satisfied, Purchaser agrees to proceed with the Closing, provided that, from and after the Closing, (a) Seller shall indemnify the Purchaser Indemnitees from and against any and all Adverse Consequences incurred or suffered by the Purchaser Indemnitees to the extent arising or resulting from Seller’s failure to obtain any such required consents and (b) the Contracts for which such consents have not been obtained as of the Closing shall be governed by Section 15.2 of the Purchase Agreement.

12.           Amendment of Exhibit A of the Purchase Agreement. Exhibit A of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Schedule E attached hereto.

13.           Miscellaneous.

(a)           From and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Purchase Agreement as amended hereby.

(b)           Except as specifically set forth above, the Purchase Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c)          This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

(d)          This Amendment shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.

PURCHASER:	HUB GROUP TRUCKING, INC.

	By:	/s/ Douglas G. Beck
	Name:	Douglas G. Beck
	Title:	Secretary

SELLER:	ESTENSON LOGISTICS, LLC, a Nevada limited liability company

	By:	/s/ Timothy J. Estenson
	Name	Timothy J. Estenson
	Title:	CEO

COMPANY:	ESTENSON LOGISTICS, LLC, a Delaware limited liability company

	By:	/s/ Timothy J. Estenson
	Name:	Timothy J. Estenson
	Title:	Manager

EQUITYHOLDERS:	/s/ Timothy J. Estenson
TIMOTHY J. ESTENSON

THE Timothy J. Estenson and Traci M. Estenson Trust, dated February 25, 2003

/s/ Timothy J. Estenson
timothy J. estenson, Trustee

/s/ Traci M. Estenson
traci m. estenson, Trustee

/s/ Paul A. Truman
PAUL A. TRUMAN

The Paul A. and Kristen Truman Living Trust 2009, Dated August 6, 2009

By:	/s/ Paul A. Truman
PAUL A. TRUMAN, Trustee

By:	/s/ Kristen M. Truman
KRISTEN TRUMAN, Trustee

TRULINE:	TRULINE CORPORATION, a Nevada corporation

	By:	/s/ Paul A. Truman
	Name:	Paul A. Truman
	Title:	President

Signature Page to Amendment No. 1 to Purchase Agreement